UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Whitestone REIT (“Whitestone”)

(Name of Registrant as Specified in its Charter)

KBS SOR Properties LLC

KBS SOR (BVI) Holdings, Ltd.

KBS Strategic Opportunity Limited Partnership

KBS Strategic Opportunity REIT, Inc.

KBS Capital Advisors LLC

Keith D. Hall

Peter McMillan III

Kenneth H. Fearn, Jr.

David E. Snyder

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

KBS Urges Whitestone’s Shareholders to Support Its Slate of Independent and Highly Qualified Nominees and Its Advisory Vote to Declassify the Staggered Board: Vote the Blue Proxy Card Today!

Newport Beach, CA, May 10, 2018. KBS sent the following letter to the Whitestone Board. KBS urges its fellow shareholders to stand together and vote for its nominees Kenneth H. Fearn, Jr. and David E. Snyder, and the advisory vote to declassify the staggered Board at this year’s Annual Meeting.

KBS Strategic Opportunity REIT, Inc. is a real estate investment trust that invests in and manages a portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. KBS Capital Advisors is the external advisor to KBS Strategic Opportunity REIT, Inc., and is an affiliate of KBS Realty Advisors, a private equity real estate company and SEC registered investment adviser founded in 1992. Since its inception, KBS affiliated companies have completed transactional activity in excess of $36 billion via 16 separate accounts, six commingled funds, five sovereign wealth funds and seven nontraded REITs.

Contact:

Morrow Sodali LLC

Tom Ball, 203-658-9368

t.ball@morrowsodali.com

or visit www.enhancewhitestone.com

May 10, 2018

SENT VIA FEDERAL EXPRESS

Whitestone REIT

2600 S. Gessner Road, Suite 500

Houston, Texas, 77063

Attn: Board of Trustees

To the Board of Trustees:

I am Chairman of the Board of Directors and President of KBS Strategic Opportunity REIT, Inc., the indirect parent of KBS SOR Properties LLC (collectively “we,” “our,” or “us”). On May 3, 2018, after interviewing representatives of Whitestone REIT (“Whitestone”), Institutional Shareholder Services, Inc. (“ISS”) released a report recommending that Whitestone shareholders vote for the individuals nominated by us to the Board at the 2018 annual meeting of shareholders. In that report, ISS noted that it recommended voting for our nominees despite the fact that the replacement of incumbent trustee Jack Mahaffey by either of our nominees would, unless waived by incumbent trustees, trigger change in control provisions that would result in the vesting of recently awarded “CIC units” that would result in 2.5% dilution to shareholders. If true, presumably all other unvested equity awards granted under Whitestone’s award plan would vest, resulting in even greater dilution to shareholders. Recently, Whitestone issued a press release regarding the ISS report, but made no mention of any potential dilution.

We are not sure what conversations your representatives had with ISS about this issue, but let us be clear: we do not believe that the change of control provision under Whitestone’s award plan should be read to be triggered by shareholder nominees taking two out of seven seats on Whitestone’s Board, when five of the trustees have been chosen by the incumbent Board.    We assume from your public silence on this matter that if you believe differently, you intend to approve our nominees if elected and otherwise do what is necessary to stop any awards from vesting. If these awards are allowed to vest, we would file suit against the Whitestone trustees for breach of fiduciary duty, each for the original adoption of the award plan, the issuance of the awards, and the failure to approve our nominees. It would be unconscionable to allow the removal of one trustee to result in a windfall to management, and would constitute just another blatant example of the Board failing to serve the interests of Whitestone shareholders while management lines their pockets at shareholders’ expense. We also believe Whitestone’s failure to address this issue in its public proxy disclosures would be a material omission under the proxy rules. With regard to all these matters, we encourage you to seek legal counsel independent from that of Whitestone, who we suspect may be unduly beholden to management.

Sincerely,

Peter McMillan III

Chairman and President